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As filed with the Securities and Exchange Commission on February 3, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FALCON FINANCIAL INVESTMENT TRUST
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of
incorporation or organization)

57-6208172
(I.R.S. Employer Identification No.)

15 Commerce Road, Stamford, CT (Address of registrant's principal executive offices)	06902 (Zip Code)

Falcon Financial Investment Trust 2003 Equity Incentive Plan
(Full title of the Plan)

David A. Karp
President and Chief Financial Officer
Falcon Financial Investment Trust
15 Commerce Road
Stamford, CT 06902
(Name and address of agent for service)

(203) 967-0000
(Telephone number, including area code, of agent for service)

Copy to:
 J. Warren Gorrell, Jr., Esq.
Stuart A. Barr, Esq.
Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Shares, par value $0.01 per share	407,358	$9.22	$3,755,840.76	$475.87

(1)
Represents the aggregate number of Common Shares reserved for future issuance under the Registrant's 2003 Equity Incentive Plan.
(2)
Pursuant to Rule 457(c) and (h) computed on the basis of the average of the high and low prices per share of the Common Shares on January 29, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        Falcon Financial Investment Trust is a fully integrated specialty finance company focused solely on the business of originating and servicing mortgage loans to automotive dealers in the United States. Our company was founded in 1997 to address the unique capital needs of the U.S. automobile retailing industry. We provide loans to automobile dealers based on cash flow, collateralized by the dealer's real estate and business assets.

RECENT DEVELOPMENTS

        Following further consultations with and guidance from our auditors, we announced on January 26, 2004 that in future reports filed with the Securities and Exchange Commission (the "Commission"), our audited and unaudited balance sheets will not include a "mark-to-market" adjustment to loans held for sale, additional paid-in capital or shareholders' equity for the excess of (i) the estimated fair value of loans held for sale immediately preceding the December 22, 2003 merger of our predecessor, Falcon Financial, LLC (the "predecessor"), with us over (ii) the historical cost basis of such loans as recorded on the predecessor's balance sheet on such date.

        This accounting treatment will not have any cash effect on us, will not result in any change to the historical financial statements of us or our predecessor previously filed with the Commission, and will not have any adverse effect on our financial condition, liquidity, results of operations, fair market value of our assets, ability to pay our dividends or our business generally.

        In our registration statement on Form S-11 declared effective on December 16, 2003 and the accompanying prospectus dated December 16, 2003, the pro-forma capitalization table included a $6,319,177 mark-to-market adjustment on the predecessor loans held for sale in our "as adjusted" September 30, 2003 amounts of additional paid-in capital, total members'/shareholders' equity and total liabilities and members'/shareholders' equity. As described in note (1) on page 32 to the pro-forma dilution table in the prospectus, the same adjustment was made to net tangible book value per share as of September 30, 2003, pro forma net tangible book value per share after this offering, and dilution per share to new investors. If this adjustment—which will not be made in the future—had not been made to our pro forma balance sheet,

          (a) the amounts of our "as adjusted" September 30, 2003 additional paid-in capital, total members'/shareholders' equity and total liabilities and members'/shareholders' equity in the capitalization table on page 31 of the prospectus would have been reduced from $116,344,452, $113,620,810 and $171,492,304 to $110,025,275, $107,301,633 and $165,173,127, respectively,

          (b) the amounts of net tangible book value per share as of September 30, 2003 and pro forma net tangible book value per share after this offering on page 32 of the prospectus would have been reduced from $6.79 and $8.06 to $2.85 and $7.61, respectively, and dilution per share to new investors would have been increased from $0.94 to $1.39, and

          (c) the amount and percentage of total consideration and average price per share paid by existing shareholders and the total consideration paid by existing shareholders and new investors in the aggregate on page 33 of the prospectus would have been reduced from $10,895,810, 8.8%, $6.79 and $123,395,810 to $4,576,633, 3.9%, $2.85 and $117,076,633, and the percentage of total consideration paid by new investors would have been increased from 91.2% to 96.1%, respectively.

        A conference call discussing this subject will remain available on our Web site, www.falconfinancial.com, through February 27, 2004. In addition, a telephonic replay of the call will be available from January 27, 2004—February 10, 2004. The replay dial-in numbers are 1-877-519-4471 for U.S. participants and 1-973-341-3080 for international participants. The reservation code is 4467921.

        Documents containing the information contained or specified in Part I will be sent or given to employees participating in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with the instructions to Part I of

Form S-8, such documents, other than the information contained herein, will not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents, the information contained herein, and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        We hereby incorporate by reference into this registration statement the following documents filed with the Commission:

  (1)
  Our final prospectus filed pursuant to Rule 424(b) under the Securities Act in connection with our Registration Statement on Form S-11 (File No. 333-108603).

  (2)
  The description of our common stock contained in our Registration Statement on Form 8-A, filed under Section 12 of the Exchange Act, and all amendments or reports filed for the purpose of updating such description.

        In addition, all documents and reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

        Not applicable. (Our Common Shares are registered with the Commission under Section 12 of the Exchange Act.)

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our declaration of trust contains a provision that limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

        The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the "MGCL") for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission if the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable to the corporation nor may a director be indemnified in circumstances in which the director is found liable for an improper personal benefit. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancement of expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

        Our declaration of trust provides that we (a) shall indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any individual who is a present or former trustee, and (b) may indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any individual who is a present or former officer or any individual who, at our request, serves or has served as an, officer, partner, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former officer, partner, employee or agent of our company. We have the power, with the approval of our board of trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of our company in any of the capacities described in (a) or (b) above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
5.1	Opinion of Hogan & Hartson L.L.P. regarding the validity of the common shares registered hereby.
10.1	Falcon Financial Investment Trust 2003 Equity Incentive Plan (incorporated by reference to Exhibit 10.14 to the Registrant's Registration Statement on Form S-11 (Reg. No. 333-108603)).
23.1	Consent of KPMG LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page hereto).

Item 9. Undertakings.

(a)
The Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions or arrangements whereby the Registrant may indemnify a director, officer or controlling person of the Registrant against liabilities arising under the Securities Act of 1933, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut on this 3rd day of February, 2004.

FALCON FINANCIAL INVESTMENT TRUST
By:	/s/ Vernon B. Schwartz Vernon B. Schwartz Chairman of the Board and Chief Executive Officer
By:	/s/ David A. Karp David A. Karp President and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David A. Karp and John E. Warch and each of them, his or her true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with all exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on this 3rd day of February, 2004:

Signature	Title
/s/ Vernon B. Schwartz Vernon B. Schwartz	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ David A. Karp David A. Karp	President, Chief Financial Officer and Trustee (Principal Executive Officer and Principal Financial Officer)
/s/ John E. Warch John E. Warch	Senior Vice President and Financial Controller (Principal Accounting Officer)
/s/ James K. Hunt James K. Hunt	Trustee
/s/ Thomas F. Gilman Thomas F. Gilman	Trustee
/s/ Maryann Keller Maryann Keller	Trustee
/s/ George G. Lowrance George G. Lowrance	Trustee

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Hogan & Hartson L.L.P. regarding the validity of the common shares registered hereby.
10.1	Falcon Financial Investment Trust 2003 Equity Incentive Plan (incorporated by reference to Exhibit 10.14 to the Registrant's Registration Statement on Form S-11 (Reg. No. 333-108603)).
23.1	Consent of KPMG LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page hereto).

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
RECENT DEVELOPMENTS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX